Exhibit 4.26

AIRCRAFT GENERAL TERMS AGREEMENT

AGTA-LAN

between

THE BOEING COMPANY

and

LANCHILE S.A.

AGTA-LAN

TABLE OF CONTENTS

		PAGE NUMBER
ARTICLES

1.	Subject Matter of Sale	1

2.	Price, Taxes and Payment	1 SA 1

3.	Regulatory Requirements and Certificates	3

4.	Detail Specification; Changes	4

5.	Representatives, Inspection, Flight Tests, Test Data and Performance Guarantee Compliance	4

6.	Delivery	5

7.	Excusable Delay	5

8.	Risk Allocation/Insurance	6

9.	Assignment, Resale or Lease	8

10.	Termination for Certain Events	9

11.	Notices	10

12.	Miscellaneous	10

EXHIBITS

A	Buyer Furnished Equipment Provisions Document

B	Customer Support Document

C	Product Assurance Document

D	Escalation Adjustment

D-1	Escalation Adjustment	SA1

APPENDICES

I	Insurance Certificate

II	Purchase Agreement Assignment

III	Post-Delivery Sale Notice

IV	Post-Delivery Lease Notice

V	Purchaser’s/Lessee’s Agreement

VI	Owner Appointment of Agent - Warranties

VII	Contractor Confidentiality Agreement

AGTA-LAN	i	SA 1

AIRCRAFT GENERAL TERMS AGREEMENT NUMBER AGTA-LAN

between

The Boeing Company

and

LanChile S.A.

Relating to

BOEING AIRCRAFT

This Aircraft General Terms Agreement Number AGTA-LAN (AGTA) between The Boeing Company (Boeing) and LanChile S.A. (Customer) will apply to all Boeing aircraft contracted for purchase from Boeing by Customer after May 9, 1997.

Article 1.	Subject Matter of Sale.

1.1 Aircraft. Boeing will manufacture and sell to Customer and Customer will purchase from Boeing aircraft under purchase agreements which incorporate the terms and conditions of this AGTA.

1.2 Buyer Furnished Equipment. Exhibit A, Buyer Furnished Equipment Provisions Document to the AGTA, contains the obligations of Customer and Boeing with respect to equipment purchased and provided by Customer, which Boeing will receive, inspect, store and install in an aircraft before delivery to Customer. This equipment is defined as Buyer Furnished Equipment (BFE).

1.3 Customer Support. Exhibit B, Customer Support Document to the AGTA, contains the obligations of Boeing relating to Materials (as defined in Part 3 thereof), training, services and other things in support of aircraft.

1.4 Product Assurance. Exhibit C, Product Assurance Document to the AGTA, contains the obligations of Boeing and the suppliers of equipment installed in each aircraft at delivery relating to warranties, patent indemnities, software copyright indemnities and service life policies.

Article 2.	Price, Taxes and Payment.

2.1 Price.

2.1.1 Airframe Price is defined as the price of the airframe for a specific model of aircraft described in a purchase agreement. (For Models 737-600, 737-700 and 737-800, the Airframe Price includes Engine Price.)

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2.1.2 Optional Features Prices are defined as the prices for optional features selected by Customer for a specific model of aircraft described in a purchase agreement.

2.1.3 Engine Price is defined as the price set by the engine manufacturer for a specific engine to be installed on the model of aircraft described in a purchase agreement (not applicable to Models 737-600, 737-700 and 737-800).

2.1.4 Aircraft Basic Price is defined as the sum of the Airframe Price, Optional Features Prices and the Engine Price, if applicable.

2.1.5 Escalation Adjustment is defined as the price adjustment to the Airframe Price and the Optional Features Prices (and the Engine Price for Models 737-600, 737-700 and 737-800) resulting from the calculation using the economic price formula contained in Exhibit D, Escalation Adjustment to the AGTA, for aircraft delivering through December 1999, and Exhibit D-1, Escalation Adjustment to the AGTA, for aircraft delivering after December 1999. The price adjustment to the Engine Price for all other models of aircraft will be calculated using the economic price formula in the Engine Escalation Adjustment to the applicable purchase agreement.

2.1.6 Advance Payment Base Price is defined as the estimated price of an aircraft as of the date of signing a purchase agreement for the scheduled month of delivery of such aircraft using commercial forecasts of the Escalation Adjustment.

2.1.7 Aircraft Price is defined as the total amount Customer is to pay for an aircraft at the time of delivery, which is the sum of the Aircraft Basic Price, the Escalation Adjustment and other price adjustments made pursuant to the purchase agreement.

2.2 Taxes. Taxes are defined as all taxes, fees, charges or duties and any interest, penalties, fines or other additions to tax, including, but not limited to sales, use, value added, gross receipts, stamp, excise, transfer and similar taxes, imposed by any domestic or foreign taxing authority arising out of or in connection with the performance of the applicable purchase agreement or the sale, delivery, transfer or storage of any aircraft, BFE, or other things furnished under the applicable purchase agreement. Except for U.S. federal and U.S. States income taxes and Washington State business and occupation taxes imposed on Boeing or Boeing’s assignee, Customer will be responsible for filing all tax returns, reports and declarations and paying all Taxes.

2.3 Payment.

2.3.1 Advance Payment Schedule. Customer will make advance payments to Boeing for each aircraft in the amounts and on the dates indicated in the schedule set forth in the applicable purchase agreement.

2.3.2 Payment at Delivery. Customer will pay any unpaid balance of the Aircraft Price at the time of delivery of each aircraft.

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2.3.3 Form of Payment. Customer will make all payments to Boeing by unconditional deposit of United States Dollars in a bank account in the United States designated by Boeing.

2.3.4 Monetary and Government Regulations. Customer is responsible for complying with all monetary control regulations and for obtaining necessary governmental authorizations which are applicable to payments made by Customer.

Article 3.	Regulatory Requirements and Certificates.

3.1 Certificates. Boeing will manufacture each aircraft to conform to the appropriate Type Certificate issued by the United States Federal Aviation Administration (FAA) for the specific model of aircraft and will obtain from the FAA and furnish to Customer at delivery of each aircraft either a Standard Airworthiness Certificate or an Export Certificate of Airworthiness issued pursuant to Part 21 of the Federal Aviation Regulations whichever one is required by the Chilean DGAC.

3.2 FAA or Applicable Regulatory Authority Manufacturer Changes.

3.2.1 A Manufacturer Change is defined as any change to an aircraft, data relating to an aircraft, or testing of an aircraft required by the FAA to obtain a Standard Airworthiness Certificate or by the country of import and/or registration to obtain an Export Certificate of Airworthiness.

3.2.2 A Manufacturer Change will be incorporated at no charge to Customer unless:

(i) the FAA issues the requirement after the date of the applicable purchase agreement, and the scheduled delivery month of the affected aircraft is after the date of the Type Certificate for the model of aircraft, or more than 18 months after the date of the purchase agreement, whichever is later; or

(ii) the requirement is solely necessary to comply with a requirement of the country of import and/or registration.

3.2.3 Customer will pay Boeing’s charge for validation of an aircraft required by any governmental agency of the country of import and/or registration.

3.3 FAA Operator Changes.

3.3.1 An Operator Change is defined as a change in equipment that is required by Federal Aviation Regulations and which are in addition to those required for a Certificate of Airworthiness or Export Certificate of Airworthiness and which (i) is generally applicable to transport category aircraft to be used in United States certified air carriage and (ii) the required compliance date is on or before the scheduled delivery month of the aircraft.

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3.3.2 Boeing will deliver each aircraft with Operator Changes incorporated or, at Boeing’s option, with suitable provisions for the incorporation of such equipment and Customer will pay Boeing’s applicable charges.

3.4 Export License. If an export license is required by United States law or regulation for any aircraft or any other things delivered under the purchase agreement, it is Customer’s obligation to obtain such license. If requested, Boeing will assist Customer in applying for any such export license. Customer will furnish any required supporting documents.

Article 4.	Detail Specification; Changes.

4.1 Configuration Changes. The Detail Specification is defined as the Boeing document that describes the configuration of each aircraft purchased by Customer. The Detail Specification for each aircraft may be amended by (i) Boeing to reflect the incorporation of Manufacturer Changes and Operator Changes or (ii) by the agreement of the parties. In either case the amendment will describe the particular changes to be made and any effect on design, performance, weight, balance, scheduled delivery month, Aircraft Basic Price, Aircraft Price and Advance Payment Base Price.

4.2 Development Changes. Development Changes are defined as changes to aircraft that do not affect the Aircraft Price or scheduled delivery month, and do not adversely affect guaranteed weight, guaranteed performance or compliance with the interchangeability or replaceability requirements set forth in the applicable Detail Specification. Boeing may, at its option, incorporate Development Changes into the Detail Specification and into an aircraft prior to delivery to Customer.

4.3 Notices. Boeing will promptly notify Customer of any amendments to the Detail Specification.

Article 5.	Representatives, Inspection, Demonstration Flights, Test Data and Performance Guarantee Compliance.

5.1 Office Space. Twelve months before delivery of the first aircraft purchased, and continuing until the delivery of the last aircraft on firm order, Boeing will furnish, free of charge, suitable office space and equipment for the accommodation of up to three representatives of Customer in or conveniently located near the assembly plant.

5.2 Inspection. Customer’s representatives may inspect each aircraft at any reasonable time provided such inspection does not interfere with Boeing’s performance.

5.3 Demonstration Flights. Prior to delivery, Boeing will fly each aircraft up to 4 hours each flight and at no additional charge to demonstrate to Customer the function of the aircraft and its equipment following Boeing’s production flight test procedures. Customer may designate up to five representatives to participate as observers.

5.4 Test Data; Performance Guarantee Compliance. Performance Guarantees are defined as the written guarantees in a purchase agreement regarding the

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operational performance of an aircraft. Boeing will furnish to Customer flight test data obtained on an aircraft of the same model to evidence compliance with such Performance Guarantees. Performance Guarantees will be met if reasonable engineering interpretations and calculations based on the flight test data establish that the particular aircraft being delivered under the applicable purchase agreement would, if actually flown, comply with the guarantees.

5.5 Special Aircraft Test Requirements. Boeing may use an aircraft for flight and ground tests prior to delivery, without reduction in the Aircraft Price, if the tests are considered necessary by Boeing (i) to obtain or maintain the Type Certificate or Certificate of Airworthiness for the aircraft; or (ii) to evaluate potential improvements that may be offered for production or retrofit incorporation provided the tests do not adversely affect the structure of the Aircraft or in the aggregate require more than 5 hours flight testing.

Article 6.	Delivery.

6.1 Notices of Delivery Dates. Boeing will notify Customer of the approximate delivery date of each aircraft at least 30 days before the scheduled month of delivery and at least 14 days before the scheduled delivery date.

6.2 Place of Delivery. Each aircraft will be delivered at a facility selected by Boeing in the State of Washington.

6.3 Bill of Sale. At delivery of an aircraft, Boeing will provide Customer a bill of sale conveying good title, free of encumbrances.

6.4 Delay. If Customer delays acceptance of an aircraft beyond the scheduled delivery date, Customer will reimburse Boeing for all reasonable costs directly incurred by Boeing as a result of the delay.

Article 7.	Excusable Delay.

7.1 General. Boeing will not be liable for any delay in the scheduled delivery month of an aircraft or other performance under the applicable purchase agreement caused by (i) acts of God; (ii) war or armed hostilities; (iii) government acts or priorities; (iv) fires, floods, or earthquakes; (v) strikes or labor troubles causing cessation, slowdown, or interruption of work; or (vi) any other cause to the extent such cause is beyond Boeing’s control and not occasioned by Boeing’s fault or negligence. A delay resulting from any such cause is defined as an Excusable Delay.

7.2 Notice. Boeing will give written notice to Customer (i) of a delay as soon as it concludes that an aircraft will be delayed beyond the scheduled delivery month due to an Excusable Delay; and (ii) of a revised delivery month based on Boeing’s appraisal of the facts.

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7.3 Delay in Delivery of Twelve Months or Less. If the revised delivery month in such notice is 12 months or less after the scheduled delivery month, Customer will accept such aircraft when tendered for delivery, subject to the following:

7.3.1 The calculation of the Escalation Adjustment will be based on the previously scheduled delivery month.

7.3.2 The advance payment schedule will be adjusted to reflect the revised delivery month.

7.3.3 All other provisions of the applicable purchase agreement, including the BFE on dock dates for the delayed aircraft, are unaffected by an Excusable Delay.

7.4 Delay in Delivery of More Than Twelve Months. If the revised delivery month in such notice is more than 12 months after the scheduled delivery month, either party may terminate the applicable purchase agreement with respect to such aircraft within 30 days of the notice by giving written notice of the termination to the other party. If either party does not terminate the applicable purchase agreement with respect to such aircraft, all terms and conditions of the applicable purchase agreement will remain in effect.

7.5 Aircraft Damaged Beyond Repair. If an aircraft is destroyed or damaged beyond repair for any reason before delivery, Boeing will give written notice as soon as reasonable practicable to Customer specifying the earliest month possible, consistent with Boeing’s other contractual commitments and production capabilities, in which Boeing can deliver a replacement. Customer will have 30 days from receipt of notice to elect to have Boeing manufacture a replacement aircraft under the same terms and conditions of purchase, except that the calculation of the Escalation Adjustment will be based upon the original scheduled delivery month, or, failing such election, the applicable purchase agreement will terminate with respect to such aircraft. Boeing will not be obligated to manufacture a replacement aircraft if reactivation of the production line for the specific model of aircraft is required.

7.6 Termination. Termination under this Article will discharge all obligations and liabilities of Boeing and Customer with respect to any aircraft and all related undelivered Materials, training, services and other things terminated under the applicable purchase agreement, except that Boeing will return to Customer, without interest, an amount equal to all advance payments paid by Customer for the aircraft. If Customer terminates the applicable purchase agreement as to any aircraft, Boeing may elect, by written notice to Customer within 30 days, to purchase from Customer any BFE related to the aircraft at the invoice prices paid, or contracted to be paid, by Customer. Customer may elect to retain the BFE by sending written counter notice to Boeing within 30 days of such notice from Boeing.

7.7 Exclusive Rights. The termination rights in this Article are in substitution for all other rights of termination or any claim arising by operation of law due to delays in performance covered by this Article.

Article 8.	Risk Allocation/Insurance.

8.1 Title and Risk with Boeing.

8.1.1 Boeing’s Indemnification of Customer. Until transfer of title to an aircraft to Customer, Boeing will indemnify and hold harmless Customer and Customer’s

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observers from and against all claims and liabilities, including all expenses and attorneys’ fees incident thereto or incident to establishing the right to indemnification, for injury to or death of any person(s), including employees of Boeing but not employees of Customer, or for loss of or damage to any property, including an aircraft, arising out of or in any way related to the operation of an aircraft during all demonstration and test flights conducted under the provisions of the applicable purchase agreement, whether or not arising in tort or occasioned by the negligence of Customer or any of Customer’s observers.

8.1.2 Definition of Customer. For the purpose of this Article, “Customer” is defined as LanChile S.A., its divisions, subsidiaries, affiliates, the assignees of each and their respective directors, officers, employees and agents.

8.2 Insurance.

8.2.1 Insurance Requirements. The Customer will purchase and maintain insurance acceptable to Boeing and provide a certificate of such insurance that names Boeing as an additional insured for any and all claims and liabilities for injury to or death of any person or persons, including employees of Customer but not employees of Boeing, or for loss of or damage to any property, including any aircraft, arising out of or in any way relating to Materials, Training, Services or other things provided under Exhibit B of the AGTA, which will be incorporated by reference into the applicable purchase agreement, whether or not arising in tort or occasioned by the negligence of Boeing, except with respect to legal liability to persons or parties other than Customer or Customer’s assignees arising out of an accident caused solely by a product defect in an aircraft. Customer will provide such certificate of insurance at least thirty (30) days prior to the scheduled delivery of the first aircraft under a purchase agreement. The insurance certificate will reference each aircraft delivered to Customer pursuant to each applicable purchase agreement. Annual renewal certificates will be submitted to Boeing before the expiration of the policy periods. The form of the insurance certificate, attached as Appendix I, states the terms, limits, provisions and coverages required by this Article 8.2.1. Each certificate provided by Customer pursuant to this Article shall be substantially in the form set out in Appendix I or such other form as is reasonably acceptable to Boeing. The failure of Boeing to demand compliance with this 8.2.1 in any year will not in any way relieve Customer of its obligations hereunder nor constitutes a waiver by Boeing of these obligations.

8.2.2 Noncompliance with Insurance Requirements. If Customer fails to comply with any of the insurance requirements of Article 8.2.1 or any of the insurers fails to pay a claim covered by the insurance or otherwise fails to meet any of insurer’s obligations required by Appendix I, Customer will provide the same protection to Boeing as that required by Article 8.2.1 above.

8.2.3 Definition of Boeing. For purposes of this article, “Boeing” is defined as The Boeing Company, its divisions, subsidiaries, affiliates, assignees of each and their respective directors, officers, employees and agents.

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Article 9.	Assignment, Resale or Lease.

9.1 Assignment. The applicable purchase agreement is for the benefit of the parties and their respective successors and assigns. No rights or duties of either party may be assigned or delegated, or contracted to be assigned or delegated, without the prior written consent of the other party, except:

9.1.1 Either party may assign its interest to a corporation that (i) results from any merger or reorganization of such party or (ii) acquires substantially all the assets of such party;

9.1.2 Boeing may assign its rights to receive money; and

9.1.3 Boeing may assign any of its rights and duties to any wholly-owned subsidiary of Boeing.

9.1.4 Boeing may assign any of its rights and duties with respect to Parts 1 and 3 of Exhibit B, Customer Support Document to the AGTA, to FlightSafety Boeing Training International L.L.C.

9.2 Transfer by Customer at Delivery. Boeing will take any requested action reasonably required for the purpose of causing an aircraft, at time of delivery, to be subject to an equipment trust, conditional sale, lien or other arrangement for Customer to finance the aircraft. However, no such action will require Boeing to divest itself of title to or possession of the aircraft until delivery of and payment for the aircraft. A sample form of assignment acceptable to Boeing is attached as Appendix II.

9.3 Sale or Lease by Customer After Delivery. If, following delivery of an aircraft, Customer sells or leases the aircraft (including any sale for financing purposes), all of Customer’s rights with respect to the aircraft under the applicable purchase agreement will inure to the benefit of the purchaser or lessee of such aircraft, effective upon Boeing’s receipt of the written agreement of the purchaser or lessee, in a form satisfactory to Boeing, to comply with all applicable terms and conditions of the applicable purchase agreement. Sample forms of agreement acceptable to Boeing are attached as Appendices III and IV.

9.4 Notice of Sale or Lease After Delivery. Customer will give notice to Boeing as soon as practicable of the sale or lease of an aircraft including in the notice the name of the entity with title and/or possession of such aircraft.

9.5 Exculpatory Clause in Post-Delivery Sale or Lease. If, following the delivery of an aircraft, Customer sells or leases such aircraft and obtains from the transferee any form of exculpatory clause protecting Customer from liability for loss of or damage to the aircraft, and/or related incidental or consequential damages, including without limitation loss of use, revenue or profit, Customer shall obtain for Boeing the purchaser’s or lessee’s written agreement to be bound by terms and conditions substantially as set forth in Appendix V. This Article 9.5 applies only if purchaser or lessee has not provided to Boeing the written agreement described in Article 9.3 above.

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9.6 Appointment of Agent-Warranty Claims. If, following delivery of an aircraft, Customer appoints an agent to act directly with Boeing for the administration of claims relating to the warranties under the applicable purchase agreement, Boeing will deal with the agent for that purpose, effective upon Boeing’s receipt of the agent’s written agreement, in a form satisfactory to Boeing, to comply with all applicable terms and conditions of the applicable purchase agreement. A sample form of agreement acceptable to Boeing is attached as Appendix VI.

9.7 No Increase in Boeing Liability. No action taken by Customer or Boeing relating to the resale or lease of an aircraft or the assignment of Customer’s rights under the applicable purchase agreement will subject Boeing to any liability beyond that in the applicable purchase agreement or modify in any way Boeing’s obligations under the applicable purchase agreement.

Article 10.	Termination for Certain Events.

10.1 Termination. If either party

(i) ceases doing business as a going concern, suspends all or substantially all its business operations, makes an assignment for the benefit of creditors, or generally does not pay its debts, or admits in writing its inability to pay its debts, or

(ii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; commences any legal proceeding such as bankruptcy, reorganization, readjustment of debt, dissolution or liquidation available for the relief of financially distressed debtors; or becomes the object of any such proceeding, unless the proceeding is dismissed or stayed within a reasonable period, not to exceed 60 days, the other party may terminate any purchase agreement with respect to any undelivered aircraft, Materials, training, services and other things by giving written notice of termination.

10.2 Repayment of Advance Payments. If Customer terminates the applicable purchase agreement under this Article, Boeing will repay to Customer, without interest, an amount equal to any advance payments received by Boeing from Customer with respect to undelivered aircraft.

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Article 11.	Notices.

All notices required by any applicable purchase agreement will be in English, will be effective on the date of receipt and may be transmitted by any customary means of written communication addressed as follows:

Customer:	LanChile S.A. Estado 10 Casilla 147D Santiago, Chile

Attention: Corporate Vice President - Technical

Boeing:	Boeing Commercial Airplane Group P.O. Box 3707 Seattle, Washington 98124-2207 U.S.A. Attention: Vice President - Contracts Mail Stop 75-38

Article 12.	Miscellaneous.

12.1 Government Approval. Boeing and Customer will assist each other in obtaining any governmental consents or approvals required to effect certification and sale of aircraft under the applicable purchase agreement.

12.2 Headings. Article and paragraph headings used in this AGTA and in any purchase agreement are for convenient reference only and are not intended to affect the interpretation of this AGTA or any purchase agreement.

12.3 GOVERNING LAW. THIS AGTA AND ANY PURCHASE AGREEMENT WILL BE GOVERNED BY THE LAW OF THE STATE OF WASHINGTON, U.S.A., EXCLUSIVE OF WASHINGTON’S CONFLICTS OF LAWS PRINCIPLES.

12.4 Waiver/Severability. Failure by either party to enforce any provision of this AGTA or any purchase agreement will not be construed as a waiver. If any provision of this AGTA or any provision of any purchase agreement are held unlawful or otherwise ineffective by a court of competent jurisdiction, the remainder of the AGTA or the applicable purchase agreement will remain in effect.

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12.5 Survival of Obligations. The Articles and Exhibits of this AGTA including but not limited to those relating to insurance, DISCLAIMER AND RELEASE and the EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES will survive termination or cancellation of any purchase agreement or part thereof.

DATED AS OF July 28th, 1999

LANCHILE S.A.		THE BOEING COMPANY

By		By
Its	S.V. P. Business Affairs	Its	Attorney-in-Fact

By

Its

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EXHIBIT A

to

AIRCRAFT GENERAL TERMS AGREEMENT

AGTA-LAN

between

THE BOEING COMPANY

and

LanChile S.A.

BUYER FURNISHED equipment provisions document

AGTA-LAN	A
i

BUYER FURNISHED EQUIPMENT PROVISIONS DOCUMENT

The parties acknowledge Boeing intends to implement a new Buyer Furnished Equipment Process for Buyer Furnished Equipment in 1997. New documentation reflecting the new process will be offered to Customers as soon as practicable. It is the intention of the parties to replace this Exhibit when the new process becomes available.

AGTA-LAN	A
ii

BUYER FURNISHED EQUIPMENT PROVISIONS DOCUMENT

1.	General.

Certain equipment to be installed in the Aircraft is furnished to Boeing by Customer at Customer’s expense. This equipment is designated “Buyer Furnished Equipment” (BFE) and is listed in the Detail Specification. Boeing will provide to Customer a BFE Requirements On-Dock/Inventory Document (BFE Document) or an electronically transmitted BFE Report which may be periodically revised, setting forth the items, quantities, on-dock dates and shipping instructions relating to the in sequence installation of BFE as described in the applicable Supplemental Exhibit to this Exhibit A in a purchase agreement at the time of aircraft purchase.

2.	Supplier Selection.

Customer will:

2.1 Select and notify Boeing of the suppliers of BFE items by those dates appearing in Supplemental Exhibit BFE1to the applicable purchase agreement at the time of aircraft purchase.

2.2 Meet with Boeing and such selected BFE suppliers promptly after such selection to:

2.2.1 complete BFE configuration design requirements for such BFE; and

2.2.2 confirm technical data submittal dates for BFE certification.

3.	Customer’s Obligations.

Customer will:

3.1 comply with and cause the supplier to comply with the provisions of the BFE Document or BFE Report;

3.1.1 deliver technical data (in English) to Boeing as required to support installation and FAA certification in accordance with the schedule provided by Boeing or as mutually agreed upon during the BFE meeting referred to above;

3.1.2 deliver BFE including production and/or flight training spares to Boeing in accordance with the quantities and schedule provided therein; and

AGTA-LAN	A-1

3.1.3 deliver appropriate quality assurance documentation to Boeing as required with each BFE part (D6-56586, “BFE Product Acceptance Requirements”);

3.2 authorize Boeing to discuss all details of the BFE directly with the BFE suppliers;

3.3 authorize Boeing to conduct or delegate to the supplier quality source inspection and supplier hardware acceptance of BFE at the supplier location;

3.3.1 require supplier’s contractual compliance to Boeing defined source inspection and supplier delegation programs, including availability of adequate facilities for Boeing resident personnel; and

3.3.2 assure that Boeing identified supplier’s quality systems be approved to Boeing document D1-9000;

3.4 provide necessary field service representation at Boeing’s facilities to support Boeing on all issues related to the installation and certification of BFE;

3.5 deal directly with all BFE suppliers to obtain overhaul data, provisioning data, related product support documentation and any warranty provisions applicable to the BFE;

3.6 work closely with Boeing and the BFE suppliers to resolve any difficulties, including defective equipment, that arise;

3.7 be responsible for modifying, adjusting and/or calibrating BFE as required for FAA approval and for all related expenses;

3.8 warrant that the BFE will meet the requirements of the Detail Specification or procure such warranty from the BFE supplier provided that the BFE supplier is pre-approved by Boeing ; and

3.9 be responsible for providing equipment which is FAA certifiable at time of Aircraft delivery, or for obtaining waivers from the applicable regulatory agency for non-FAA certifiable equipment.

4.	Boeing’s Obligations.

Other than as set forth below, Boeing will provide for the installation of and install the BFE and obtain certification of the Aircraft with the BFE installed.

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5.	Nonperformance by Customer.

If Customer’s nonperformance of obligations in this Exhibit or in the BFE Document causes a delay in the delivery of the Aircraft or causes Boeing to perform out-of-sequence or additional work, Customer will reimburse Boeing for all reasonable expenses that directly result from such nonperformance and be deemed to have agreed to any such delay in Aircraft delivery. In addition Boeing will have the right to:

5.1 provide and install specified equipment or suitable alternate equipment and increase the price of the Aircraft accordingly; and/or

5.2 deliver the Aircraft to Customer without the BFE installed.

6.	Return of Equipment.

BFE not installed in the Aircraft will be returned to Customer in accordance with Customer’s instructions and at Customer’s expense.

7.	Title and Risk of Loss.

Title to and risk of loss of BFE will at all times remain with Customer or other owner. Boeing will have only such liability for BFE as a bailee for mutual benefit would have, but will not be liable for loss of use.

8.	Indemnification of Boeing.

Customer hereby indemnifies and holds harmless Boeing from and against all claims and liabilities, including costs and expenses (including attorneys’ fees) incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including employees of Customer but not employees of Boeing, or for loss of or damage to any property, including any Aircraft, arising out of or in any way connected with any nonconformance or defect in any BFE and whether or not arising in tort or occasioned by the negligence of Boeing. This indemnity will not apply with respect to any nonconformance or defect caused solely by Boeing’s installation of the BFE.

9.	Patent Indemnity.

Customer hereby indemnifies and holds harmless Boeing from and against all claims, suits, actions, liabilities, damages and costs arising out of any actual or alleged infringement of any patent or other intellectual property rights by BFE or arising out of the installation, sale or use of BFE by Boeing. In relation to any sales by Boeing of BFE purchased by Boeing from Customer pursuant to Article 7.6 of the AGTA this Article will only apply in the event such BFE is not supported by suppliers indemnity which extends to Boeing.

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10.	Definitions.

For the purposes of the above indemnities, the term “Boeing” includes The Boeing Company, its divisions, subsidiaries and affiliates, the assignees of each, and their directors, officers, employees and agents.

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EXHIBIT B

to

AIRCRAFT GENERAL TERMS AGREEMENT

AGTA-LAN

between

THE BOEING COMPANY

and

LanChile S.A.

CUSTOMER SUPPORT DOCUMENT

This document contains:

Part 1: Maintenance and Flight Training Programs; Operations

Engineering Support

Part 2: Field Services and Engineering Support

Services

Part 3: Technical Information and Materials

Part 4: Alleviation or Cessation of Performance

Part 5: Protection of Proprietary Information and

Proprietary Materials

AGTA-LAN	B
i

CUSTOMER SUPPORT DOCUMENT

PART 1: BOEING MAINTENANCE AND FLIGHT TRAINING

PROGRAMS; OPERATIONS ENGINEERING SUPPORT

1.	Boeing Training Programs.

1.1 Boeing will provide maintenance training and flight training programs to support the introduction of a specific model of aircraft into service. The training programs will consist of general and specialized courses and will be described in a Supplemental Exhibit to the applicable purchase agreement.

1.2 Boeing will conduct all training at Boeing’s training facility in the Seattle area unless otherwise agreed.

1.3 All training will be presented in the English language. If translation is required, Customer will provide interpreters.

1.4 Customer will be responsible for all living expenses of Customer’s personnel. Boeing will transport Customer’s personnel between their local lodging and Boeing’s training facility.

2.	Training Planning Conferences.

Customer and Boeing will conduct planning conferences approximately 12 months before the scheduled delivery month of the first aircraft of a model to define and schedule the maintenance and flight training programs.

3.	Operations Engineering Support.

3.1 As long as an aircraft purchased by Customer from Boeing is operated by Customer in scheduled revenue service, Boeing will provide operations engineering support. Such support will include:

3.1.1 assistance with the analysis and preparation of performance data to be used in establishing operating practices and policies for Customer’s operation of aircraft;

3.1.2 assistance with interpretation of the minimum equipment list, the definition of the configuration deviation list and the analysis of individual aircraft performance;

AGTA-LAN	B
1-1

3.1.3 assistance with solving operational problems associated with delivery and route-proving flights;

3.1.4 information regarding significant service items relating to aircraft performance or flight operations; and

3.1.5 if requested by Customer, Boeing will provide operations engineering support during an aircraft ferry flight.

4.	Training at a Facility Other Than Boeing’s.

If requested by Customer, Boeing will conduct the classroom portions of the maintenance and flight training (except for the Performance Engineer training courses) at a mutually acceptable alternate training site, subject to the following conditions:

4.1 Customer will provide acceptable classroom space, simulators (as necessary for flight training) and training equipment required to present the courses;

4.2 Customer will pay Boeing’s then-current per diem charge for each Boeing instructor for each day, or fraction thereof, that the instructor is away from the Seattle area, including travel time;

4.3 Customer will reimburse Boeing for the actual costs of round-trip transportation for Boeing’s instructors and the shipping costs of training Materials between the Seattle area and the alternate training site;

4.4 Customer will be responsible for all taxes, fees, duties, licenses, permits and similar expenses incurred by Boeing and its employees as a result of Boeing’s providing training at the alternate site or incurred as a result of Boeing providing revenue service training; and

4.5 Those portions of training that require the use of training devices not available at the alternate site will be conducted at Boeing’s facility or at the alternate site.

5.	General Terms and Conditions.

5.1 Boeing flight instructor personnel will not be required to work more than 5 days per week, or more than 8 hours in any one 24-hour period, of which not more than 5 hours per 8-hour workday will be spent in actual flying. These foregoing restrictions will not apply to ferry assistance or revenue service training services, which will be governed by the applicable rules and regulations.

5.2 Normal Line Maintenance is defined as line maintenance that Boeing might reasonably be expected to furnish for flight crew training at Boeing’s facility, and will include ground support and aircraft storage in the open, but will not include provision

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of spare parts. Boeing will provide Normal Line Maintenance services for any aircraft while the aircraft is used for flight crew training at Boeing’s facility. Customer will provide such services if flight crew training is conducted elsewhere. Regardless of the location of such training, Customer will be responsible for providing all maintenance items (other than those included in Normal Line Maintenance) required during the training, including, but not limited to, fuel, oil, landing fees and spare parts.

5.3 If the training is based at Boeing’s facility, and the aircraft is damaged during such training, Boeing will make all necessary repairs to the aircraft as promptly as possible. Customer will pay Boeing’s reasonable charge, including the price of parts and materials, for making the repairs. If Boeing’s estimated labor charge for the repair exceeds $25,000, Boeing and Customer will enter into an agreement for additional services before beginning the repair work.

5.4 If the flight training is based at Boeing’s facility, several airports in the states of Washington, Montana and Oregon, as well as the services of the fixed base operator at Grant County Airport at Moses Lake, Washington, may be used. Unless otherwise agreed in the flight training planning conference, it will be Customer’s responsibility to make arrangements for the use of such airports.

5.5 If Boeing agrees to make arrangements on behalf of Customer for the use of airports for flight training, Boeing will pay on Customer’s behalf any landing fees charged by any airport used in conjunction with the flight training. At least 30 days before flight training, Customer will provide Boeing an open purchase order against which Boeing will invoice Customer for any landing fees Boeing paid on Customer’s behalf. The invoice will be submitted to Customer approximately 60 days after flight training is completed, when all landing fee charges have been received and verified. Customer will pay to Boeing within 30 days of the date of the invoice.

5.6 If requested by Boeing, in order to provide the flight training or ferry flight assistance, Customer will make available to Boeing an aircraft after delivery to familiarize Boeing instructor or ferry flight crew personnel with such aircraft. If flight of the aircraft is required for any Boeing instructor or ferry flight crew member to maintain an FAA license for flight proficiency or landing currency, Boeing will be responsible for the costs of fuel, oil, landing fees and spare parts attributable to that portion of the flight. No such flight will be carried out solely for the purpose of enabling a Boeing instructor or ferry flight crew member to maintain their FAA license.

5.7 If any part of the training described in paragraph 1.1 of Part 1 of this Exhibit is not used by Customer within 12 months after the delivery of the last aircraft under the relevant purchase agreement, Boeing will not be obligated to provide such training.

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CUSTOMER SUPPORT DOCUMENT

PART 2: FIELD AND ENGINEERING SUPPORT SERVICES

1.	Field Service Representation.

Boeing will furnish field service representation to advise Customer with respect to the maintenance and operation of an aircraft (Field Service Representatives).

1.1 Field Service Representatives will be available at a facility designated by Customer beginning before the scheduled delivery month of the first aircraft and ending 12 months after delivery of the last aircraft covered by a specific purchase agreement.

1.2 Customer will provide, at no charge to Boeing, suitable furnished office space and office equipment at the location where Boeing is providing Field Service Representatives. As required, Customer will assist each Field Service Representative with visas, work permits, customs, mail handling, identification passes and formal introduction to local airport authorities.

1.3 Boeing Field Service Representatives are assigned to various airports around the world. Whenever Customer’s aircraft are operating through any such airport, the services of Boeing’s Field Service Representatives are available to Customer.

2.	Engineering Support Services.

Boeing will, if requested by Customer, provide technical advisory assistance for any aircraft and Boeing Product (as defined in Part I of Exhibit C). Technical advisory assistance, provided from the Seattle area or at a base designated by Customer as appropriate, will include:

2.1 Operational Problem Support. If Customer experiences operational problems with an aircraft, Boeing will analyze the information provided by Customer to determine the probable nature and cause of the problem and to suggest possible solutions.

2.2 Schedule Reliability Support. If Customer is not satisfied with the schedule reliability of a specific model of aircraft, Boeing will analyze information provided by Customer to determine the nature and cause of the problem and to suggest possible solutions.

2.3 Maintenance Cost Reduction Support. If Customer is concerned that actual maintenance costs of a specific model of aircraft are excessive, Boeing will analyze information provided by Customer to determine the nature and cause of the problem and to suggest possible solutions.

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2.4 Aircraft Structural Repair Support. If Customer is designing structural repairs and desires Boeing’s support, Boeing will analyze and comment on Customer’s engineering releases relating to structural repairs not covered by Boeing’s Structural Repair Manual.

2.5 Aircraft Modification Support. If Customer is designing aircraft modifications and requests Boeing’s support, Boeing will analyze and comment on Customer’s engineering proposals for changes in, or replacement of, systems, parts, accessories or equipment manufactured to Boeing’s detailed design. Boeing will not analyze or comment on any major structural change unless Customer’s request for such analysis and comment includes complete detailed drawings, substantiating information (including any information required by applicable government agencies), all stress or other appropriate analyses, and a specific statement from Customer of the substance of the review and the response requested.

2.6 Facilities, Ground Equipment and Maintenance Planning Support. Boeing will, at Customer’s request, evaluate Customer’s technical facilities, tools and equipment for servicing and maintaining aircraft, to recommend changes where necessary and to assist in the formulation of an overall maintenance plan.

2.7 Post-Delivery Service Support. Boeing will, at Customer’s request, perform work on an aircraft after delivery but prior to the initial departure flight or upon the return of the aircraft to Boeing’s facility prior to completion of that flight. In that event the following provisions will apply.

2.7.1 Boeing may rely upon the commitment authority of the Customer’s personnel requesting the work.

2.7.2 As title and risk of loss has passed to Customer, the insurance provisions of Article 8.2 of the AGTA apply.

2.7.3 The provisions of the Boeing Warranty in Part 2 of Exhibit C of this AGTA apply.

2.7.4 Customer will pay Boeing for requested work not covered by the Boeing Warranty, if any.

2.7.5 The DISCLAIMER AND RELEASE and EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES provisions in Article 12 of Part 2 of Exhibit C of this AGTA apply.

2.8 Additional Services. Boeing may, at Customer’s request, provide additional services for an aircraft after delivery, which may include retrofit kit changes (kits and/or information), training, maintenance and repair of aircraft. Such additional

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services will be subject to a mutually acceptable price, schedule and scope of work. The DISCLAIMER AND RELEASE and the EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES provisions in Article 12 of Part 2 of Exhibit C of this AGTA and the insurance provisions in Article 8.2 of this AGTA will apply to any such work. Title to and risk of loss of any such aircraft will always remain with Customer.

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CUSTOMER SUPPORT DOCUMENT

PART 3: TECHNICAL INFORMATION AND MATERIALS

1.	General.

Materials are defined as any and all items that are created by Boeing or a third party, which are provided directly or indirectly from Boeing and serve primarily to contain, convey or embody information. Materials may include either tangible embodiments (for example, documents or drawings), or intangible embodiments (for example, software and other electronic forms) of information but excludes Aircraft Software. Aircraft Software is defined as software that is installed on and used in the operation of the aircraft.

Boeing will furnish to Customer certain Materials to support the maintenance and operation of the aircraft at no additional charge to Customer, except as otherwise provided herein. Such Materials will, if applicable, be prepared generally in accordance with Air Transport Association of America (ATA) Specification No. 100, entitled “Specification for Manufacturers’ Technical Data”. Materials will be in English and in the units of measure used by Boeing to manufacture an aircraft.

Digitally-produced Materials will, if applicable, be prepared generally in accordance with ATA Specification No. 2100, dated January 1994, “Digital Data Standards for Aircraft Support.”

2.	Materials Planning Conferences.

Customer and Boeing will conduct planning conferences approximately 12 months before the scheduled delivery month of the first aircraft of a model in order to mutually determine the proper format and quantity of Materials to be furnished to Customer in support of the aircraft.

When available, Customer may select Boeing standard digital format as the delivery medium or, alternatively, Customer may select a reasonable quantity of printed and 16mm microfilm formats. When Boeing standard digital format is selected, Customer may also select up to 5 copies of printed or microfilm format copies, with the exception of the Illustrated Parts Catalog, which will be provided in one selected format only.

3.	Information and Materials - Incremental Increase.

Until one year after the month of delivery of the last aircraft covered by a specific purchase agreement, Customer may annually request in writing a reasonable increase in the quantity of Materials with the exception of microfilm master copies, digital formats,

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and others for which a specified number of copies are provided. Boeing will provide the additional quantity at no additional charge beginning with the next normal revision cycle. Customer may request a decrease in revision quantities at any time.

4.	Advance Representative Copies.

All advance representative copies of Materials will be selected by Boeing from available sources. Such advance copies will be for advance planning purposes only.

5.	Customized Materials.

All customized Materials will reflect the configuration of each aircraft as delivered.

6.	Revisions.

6.1 Revision Service. Boeing will provide revisions free of charge to certain Materials to be identified in the planning conference conducted for a specific model of aircraft, reflecting changes developed by Boeing, as long as Customer operates an aircraft of that model.

6.2 Revisions Based on Boeing Service Bulletin Incorporation. If Boeing receives written notice that Customer intends to incorporate, or has incorporated, any Boeing service bulletin in an aircraft, Boeing will at no charge issue revisions to Materials with revision service reflecting the effects of such incorporation into such aircraft.

7.	Computer Software Documentation for Boeing Manufactured Airborne Components and Equipment.

Boeing will provide to Customer a Computer Software Index containing a listing of (i) all programmed airborne avionics components and equipment manufactured by Boeing or a Boeing subsidiary, designed and developed in accordance with Radio Technical Commission for Aeronautics Document No. RTCA/DO-178 dated January 1982, No. RTCA/DO-178A dated March 1985, or later as available, and installed by Boeing in aircraft covered by the applicable purchase agreement and (ii) specific software documents (Software Documentation) available to Customer from Boeing for the listed components and equipment.

Two copies of the Computer Software Index will be furnished to Customer with the first aircraft of a model. Revisions to the Computer Software Index applicable to such model of aircraft will be issued to Customer as revisions are developed by Boeing for so long as Customer operates the aircraft.

Software Documentation will be provided to Customer upon written request. The charge to Customer for Software Documentation will be Boeing’s price to reproduce the Software Documentation requested. Software Documentation will be prepared generally

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in accordance with ATA Specification No. 102 revised April 20, 1983, “Specification for Computer Software Manual” but Software Documentation will not include, and Boeing will not be obligated to provide, any code (including, but not limited to, original source code, assembled source code, or object code) on computer sensible media.

8.	Supplier Technical Data.

8.1 For supplier-manufactured programmed airborne avionics components and equipment classified as Seller Furnished Equipment (SFE) or Seller Purchased Equipment (SPE) which contain computer software designed and developed in accordance with Radio Technical Commission for Aeronautics Document No. RTCA/DO-178 dated January 1982, No. RTCA/DO-178A dated March 1985, or later as available, Boeing will request that each supplier of the components and equipment make software documentation available to Customer in a manner similar to that described in Article 7 above.

8.2 The provisions of this Article will not be applicable to items of BFE.

8.3 Boeing will furnish to Customer a document identifying the terms and conditions of the product support agreements between Boeing and its suppliers requiring the suppliers to fulfill Customer’s requirements for information and services in support of the specific model of aircraft. Customer will be entitled to enforce any such suppliers obligations directly against the supplier and Boeing will provide such assistance in that regard as Customer might reasonable require.

9.	Buyer Furnished Equipment Data.

Boeing will incorporate BFE information into the customized Materials providing Customer makes the information available to Boeing at least nine months prior to the scheduled delivery month of Customer’s first aircraft of a specific model. Customer agrees to furnish the information in Boeing standard digital format if Materials are to be delivered in Boeing standard digital format.

10.	Materials Shipping Charges.

Boeing will pay the reasonable transportation costs of the Materials. Customer is responsible for any customs clearance charges, duties, and taxes.

11.	Customer’s Shipping Address.

The Materials furnished to Customer hereunder are to be sent to a single address to be specified. Customer will promptly notify Boeing of any change to the address.

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CUSTOMER SUPPORT DOCUMENT

PART 4: ALLEVIATION OR CESSATION OF PERFORMANCE

Boeing will not be required to provide any Materials, services, training or other things at a facility designated by Customer if and for as long as any of the following conditions exist:

1. a labor stoppage or dispute in progress involving Customer;

2. wars or warlike operations, riots or insurrections in the country where the facility is located;

3. any condition at the facility which, in the opinion of Boeing, is detrimental to the general health, welfare or safety of its personnel or their families;

4. the United States Government refuses permission to Boeing personnel or their families to enter into the country where the facility is located, or recommends that Boeing personnel or their families leave the country; or

5. the United States Government refuses permission to Boeing to deliver Materials, services, training or other things to the country where the facility is located.

After the location of Boeing personnel at the facility, Boeing further reserves the right, upon the occurrence of any of such events, to immediately and without prior notice to Customer relocate its personnel and their families.

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CUSTOMER SUPPORT DOCUMENT

PART 5: PROTECTION OF PROPRIETARY INFORMATION

AND PROPRIETARY MATERIALS

1.	General.

All Materials provided by Boeing to Customer and not covered by a Boeing CSGTA or other agreement between Boeing and Customer defining Customer’s right to use and disclose the Materials and included information will be covered by, and subject to the terms of this AGTA. Title to all Materials containing, conveying or embodying confidential, proprietary or trade secret information (Proprietary Information) belonging to Boeing or a third party (Proprietary Materials), will at all times remain with Boeing or such third party. Customer will treat all Proprietary Materials and all Proprietary Information in confidence and use and disclose the same only as specifically authorized in this AGTA.

2.	License Grant.

Boeing grants to Customer a worldwide, non-exclusive, non-transferable (subject to Articles 9.2 and 9.3) license to use and disclose Proprietary Materials in accordance with the terms and conditions of this AGTA. Customer is authorized to make copies of Materials (except for Materials bearing the copyright legend of a third party), and all copies of Proprietary Materials will belong to Boeing and be treated as Proprietary Materials under this AGTA. Customer will preserve all proprietary legends, and all copyright notices on all Materials and insure the inclusion of those legends and notices on all copies.

3.	Use of Proprietary Materials and Proprietary Information.

Customer is authorized to use Proprietary Materials and Proprietary Information for the purpose of: (a) operation, maintenance, repair, or modification of Customer’s aircraft for which the Proprietary Materials and Proprietary Information have been specified by Boeing and (b) development and manufacture of training devices for use by Customer.

4.	Providing of Proprietary Materials to Contractors.

Customer is authorized to provide Proprietary Materials to Customer’s contractors for the sole purpose of maintenance, repair, or modification of Customer’s aircraft for which the Proprietary Materials have been specified by Boeing. In addition, Customer may provide Proprietary Materials to Customer’s contractors for the sole purpose of developing and manufacturing training devices for Customer’s use. Before providing

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Proprietary Materials to its contractor, Customer will first obtain a written agreement from the contractor by which the contractor agrees (a) to use the Proprietary Materials only on behalf of Customer, (b) to be bound by all of the restrictions and limitations of this Part 5, and (c) that Boeing is a third party beneficiary under the written agreement. Customer agrees to provide copies of all such written agreements to Boeing upon request and be liable to Boeing for any breach of those agreements by a contractor. A sample agreement acceptable to Boeing is attached as Appendix VII.

5.	Providing of Proprietary Materials and Proprietary Information to Regulatory Agencies.

When and to the extent required by a government regulatory agency having jurisdiction over Customer or an aircraft, Customer is authorized to provide Proprietary Materials and to disclose Proprietary Information to the agency for use in connection with Customer’s operation, maintenance, repair, or modification of such aircraft. Customer agrees to take all reasonable steps to prevent the agency from making any distribution, disclosure, or additional use of the Proprietary Materials and Proprietary Information provided or disclosed. Customer further agrees to notify Boeing immediately upon learning of any (a) distribution, disclosure, or additional use by the agency, (b) request to the agency for distribution, disclosure, or additional use, or (c) intention on the part of the agency to distribute, disclose, or make additional use of Proprietary Materials or Proprietary Information.

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EXHIBIT C

to

AIRCRAFT GENERAL TERMS AGREEMENT

AGTA-LAN

between

THE BOEING COMPANY

and

LANCHILE S.A.

PRODUCT ASSURANCE DOCUMENT

This document contains:

Part 1:	Exhibit C Definitions

Part 2:	Boeing Warranty

Part 3:	Boeing Service Life Policy

Part 4:	Supplier Warranty Commitment

Part 5:	Boeing Interface Commitment

Part 6:	Boeing Indemnities against Patent and Copyright Infringement

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PRODUCT ASSURANCE DOCUMENT

PART 1: EXHIBIT C DEFINITIONS

Authorized Agent — Agent appointed by Customer to perform corrections and to administer warranties (see Appendix VI to the AGTA for a form acceptable to Boeing).

Average Direct Hourly Labor Rate — is the average hourly rate (excluding all fringe benefits, premium-time allowances, social charges, business taxes and the like) paid by Customer to its Direct Labor employees.

Boeing Product — any system, accessory, equipment, part or Aircraft Software that is manufactured by Boeing or manufactured to Boeing’s detailed design with Boeing’s authorization.

Correct — to repair, modify, provide modification kits or replace with a new product.

Correction — a repair, a modification, a modification kit or a new product.

Corrected Boeing Product — a Boeing Product which is free of defect as a result of a Correction.

Direct Labor — Labor spent by direct labor employees to remove, disassemble, modify, repair, inspect and bench test a defective Boeing Product, and to reassemble, final inspection and reinstall a Corrected Boeing Product.

Direct Materials — Items such as parts, gaskets, grease, sealant and adhesives, installed or consumed in performing a Correction, excluding allowances for administration, overhead, taxes, customs duties and the like.

Source Control Drawing (SCD) — a Boeing document defining specifications for certain Supplier Products.

Supplier — the manufacturer of a Supplier Product.

Supplier Product — any system, accessory, equipment, part or Aircraft Software that is not manufactured to Boeing’s detailed design. This includes but is not limited to parts manufactured to a SCD, all standards, and other parts obtained from non-Boeing sources.

Warranty Inspections — inspections of Boeing Products performed during the warranty period that are recommended by a service bulletin or service letter.

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PRODUCT ASSURANCE DOCUMENT

PART 2: BOEING WARRANTY

1.	Warranty Applicability.

This warranty applies to all Boeing Products. Warranties applicable to Supplier Products are in Part 4. Warranties applicable to engines will be provided by Supplemental Exhibits to individual purchase agreements.

2.	Warranty.

2.1	Coverage. Boeing warrants that at the time of aircraft delivery:

(i)	the aircraft will conform to the Detail Specification except for portions stated to be estimates, approximations or design objectives;

(ii)	all Boeing Products in the aircraft will be free from defects in material and workmanship, including process of manufacture;

(iii)	all Boeing Products in the aircraft will be free from defects in design, including selection of materials and the process of manufacture, in view of the state of the art at the time of design, and

(iv)	the workmanship utilized to install Supplier Products, engines and BFE will be free from defects.

2.2 Exceptions. The following conditions do not constitute a defect under this warranty:

(i)	conditions resulting from normal wear and tear;

(ii)	conditions resulting from acts or omissions of Customer; and

(iii)	conditions resulting from failure to properly service and maintain the aircraft.

3.	Warranty Periods.

3.1 Warranty. The warranty period begins on the date of aircraft delivery and expires 48 months thereafter, except for the models of aircraft listed below, for which models the warranty period is 36 months.

36 months
737-300
737-400
737-500
757-200
757-300
767-200
767-300
767-400
747-400

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3.2 Warranty on Corrected Boeing Products. The warranty period applicable to a Corrected Boeing Product, including the workmanship to Correct and install, resulting from a defect in material or workmanship is the remainder of the warranty period for the defective Boeing Product it replaced. The warranty period for a Corrected Boeing Product resulting from a defect in design is 18 months or the remainder of the initial warranty period, whichever is longer. The 18 month period begins on the date of delivery of the Corrected Boeing Product or date of delivery of the kit or kits furnished to Correct the Boeing Product.

3.3 Survival of Warranties. All warranty periods are stated above. The Performance Guarantees will not survive delivery of the aircraft.

4.	Remedies.

4.1 Defect Correction. At Customer’s option, Boeing as soon as reasonably practicable will either Correct or reimburse Customer to Correct defects in Boeing Products discovered during the warranty period.

4.2 Warranty Labor Rate. If Customer or its Authorized Agent Corrects a defective Boeing Product, reimbursement to Customer for Direct Labor Hours will be provided at Customer’s established Warranty Labor Rate. Customer’s established Warranty Labor Rate will be the greater of the standard labor rate or 150% of Customer’s Average Direct Hourly Rate. The standard labor rate paid by Boeing to its customers is established and published annually. Prior to or concurrently with submittal of Customer’s first claim for Direct Labor reimbursement, Customer will notify Boeing of Customer’s then-current average direct hourly labor rate, and thereafter notify Boeing of any material change in such rate. Boeing will require information from Customer to substantiate such rates.

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4.3 Warranty Inspections. In addition to the remedies to Correct defects in Boeing Products, Boeing will reimburse Customer for cost of Direct Labor to perform certain inspections of the aircraft to determine whether or not a covered defect exists in a Boeing Product, provided:

4.3.1 the inspections are recommended by a service bulletin or service letter issued by Boeing during the warranty period; and

4.3.2 such reimbursement will not apply to any inspections performed after a Correction is available to Customer.

4.4 Credit Memorandum Reimbursement. Boeing will make all reimbursements by credit memoranda which may be applied toward the purchase of Boeing goods and services.

4.5 Maximum Reimbursement. Unless previously agreed, the maximum reimbursement for Direct Labor and Direct Materials used to Correct ( but not replace) a defective Boeing Product will not exceed 65% of Boeing’s then-current sales price for a new replacement Boeing Product.

5.	Discovery and Notice.

5.1 For a claim to be valid:

(i)	the defect must be discovered during the warranty period; and

(ii)	Boeing Product Assurance Contracts must receive written notice of the discovery no later than 90 days after expiration of the warranty period. The notice must include sufficient information to substantiate the claim in accordance with Article 6.2.

5.2 Receipt of Customer’s notice of the discovery of a defect secures Customer’s rights to remedies under this Exhibit C, whether or not Customer has performed the Correction at the time of the notice.

5.3 Once Customer has given valid notice of the discovery of a defect, claims may be submitted at any time after performance of the Correction.

5.4 Boeing may release service bulletins or service letters advising Customer of the availability of certain warranty remedies. When such advice is provided, Customer will be deemed to have fulfilled the requirements for discovery of the defect and submittal of notice under this Exhibit C as of the date specified in the service bulletin or service letter.

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6.	Filing a Claim.

6.1 Authority to File. Claims may be filed by Customer or the Authorized Agent that Customer appoints to act on Customer’s behalf. Such appointment will only be effective upon Boeing’s receipt of the Authorized Agent’s express written agreement, substantially in the form set out in Appendix VI or such other form as is reasonably acceptable to Boeing.

6.2 Claim Information.

6.2.1 Claimant is responsible for providing sufficient information to substantiate Customer’s rights to remedies under this Exhibit C. Boeing may reject a claim for lack of sufficient information if such information was requested but not provided . At a minimum, such information must include:

(i)	identity of claimant;

(ii)	serial or block number of the aircraft on which the defective Boeing Product was delivered;

(ii)	part number of defective Boeing Product;

(iii)	purchase order number and date of delivery of a spare part

(iv)	description and substantiation of defect; and

(v)	date the defect was discovered.

(vi)	date the Correction was completed.

6.2.2 Additional information may be required based on the nature of the defect and the remedies requested.

6.3 Boeing Claim Processing.

6.3.1 All claims must be signed and submitted in writing directly by Customer or its Authorized Agent to Boeing Product Assurance Contracts.

6.3.2 Boeing will promptly review the claim and will give notification of claim approval or rejection. If the claim is rejected, Boeing will provide a written explanation.

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7.	Limited Warranty for Certain Materials.

7.1 Boeing warrants that, at the time of delivery, all information contained in Materials (as defined in paragraph 1 of Part 3 of Exhibit B) created by Boeing will be correct (although Boeing provides no warranty as to its completeness which Customer hereby acknowledges) and the media in which that Material is conveyed will be free from defects. In the case where such Materials are provided by on-line electronic access, media is the digital format transmitted from Boeing.

7.2 Warranty Periods and Claims. The warranty period with respect to any incorrect Materials created by Boeing or defect in the media in which the Material is conveyed begins at delivery of the Materials and ends 48 months after delivery of the Materials.

The claimed incorrect Material or defect in media must become apparent to Customer within the applicable warranty period, and the Boeing Product Assurance Regional Manager must receive written notice thereof at the earliest practicable time after it becomes apparent to Customer, but in no event later than 90 days after expiration of the applicable warranty period.

7.3 Remedy. Customer’s remedy for any incorrect Material or a defect in media is replacement of the erroneous Materials with correct Materials and/or correction of the defect in media.

8.	Corrections Performed by Customer.

8.1 Facilities Requirements. Customer may at its option Correct defective Boeing Products at its facilities or may subcontract Corrections to a third party contractor or an Authorized Agent.

8.2 Technical Requirements. All Corrections done by Customer, a third party contractor or Customer’s Authorized Agent must be performed in accordance with Boeing’s applicable service manuals, bulletins or other written instructions, using parts and materials furnished or approved by Boeing.

8.3 Reimbursement.

8.3.1 Boeing will reimburse for reasonable costs of Direct Materials and Direct Labor (excluding time expended for normal overhaul) at Customer’s Warranty Labor Rate to Correct a defective Boeing Product. Claims for reimbursement must contain sufficient information to substantiate Direct Labor hours expended and Direct Materials consumed. Customer, the third party contractor, or Customer’s Authorized Agent may be required to produce invoices for materials.

8.3.2 Reimbursement for Direct Labor hours to perform Corrections stated in a service bulletin will be based on the labor estimates in the service bulletin.

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8.3.3 Boeing will reimburse Customer for freight charges associated with Corrections performed by a third party contractor or Customer’s Authorized Agent.

8.4 Disposition of Defective Boeing Products Beyond Economical Repair.

8.4.1 Defective Boeing Products that are found to be beyond economical repair will be retained for a period of 60 days from the date Boeing receives Customer’s claim. Boeing may request return of such Boeing Products during the 60 day period for inspection and confirmation of a defect.

8.4.2 After the 60 day period, a defective Boeing Product with a value of U.S. $2000 or less may be scrapped without notification to Boeing. If such Product has a value greater than U.S. $2000, Customer must obtain confirmation of unrepairability by Boeing’s on-site Customer Services Representative prior to scrapping. Confirmation may be in the form of the Representative’s signature on Customer’s claim or through direct communication between the Representative and Boeing Product Assurance Contracts.

9.	Corrections Performed by Boeing.

9.1 Freight Charges. Customer will pay shipping charges to return a defective Boeing Product to Boeing. Boeing will reimburse Customer for the charge for any item determined to be defective under this Aircraft General Terms Agreement. Boeing will pay shipping charges to return the Corrected Boeing Product.

9.2 Customer Instructions. The documentation shipped with the returned defective Boeing Product may include specific technical instructions for work to be performed on the Boeing Product. The absence of such instructions will evidence Customer’s authorization for Boeing to proceed to perform all necessary Corrections and work required to return the Boeing Product to a serviceable condition.

9.3 Correction Time Objectives.

9.3.1 Boeing’s objective for making Corrections is 10 working days for avionics and electronic Boeing Products, 30 working days for Corrections of other Boeing Products performed at Boeing’s facilities, and 40 working days for Corrections of other Boeing Products performed at a Boeing subcontractor’s facilities. The objectives are measured from the date Boeing receives the defective Boeing Product and a valid claim to the date Boeing ships the Correction.

9.3.2 If Customer has a critical parts shortage because Boeing has exceeded a Correction time objective and Customer has procured spare Boeing Products for the defective Boeing Product in quantities shown in Boeing’s Recommended Spare Parts List (RSPL), then Boeing will either expedite the Correction or provide a similar Product on a no charge loan or lease basis until a Corrected Boeing Product is returned.

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9.4 Title Transfer and Risk of Loss.

9.4.1 Title to and risk of loss of any Boeing Product returned to Boeing will at all times remain with Customer or any other title holder of such Boeing Product. While Boeing has possession of the returned Boeing Product, Boeing will have only such liabilities as a bailee for mutual benefit would have, but will not be liable for loss of use.

9.4.2 If a Correction requires shipment of a new Boeing Product, then at the time Boeing ships the new Boeing Product, title to and risk of loss for the returned Boeing Product will pass to Boeing, and title to and risk of loss for the new Boeing Product will pass to Customer.

10.	Returning an Aircraft.

10.1 Conditions. An aircraft may be returned to Boeing’s facilities for Correction only if:

(i)	Boeing and Customer agree a defect exists;

(ii)	Customer lacks access to adequate facilities, equipment or qualified personnel to perform the Correction; and

(iii)	it is not practical, in Boeing’s estimation, to dispatch Boeing personnel to perform the Correction at a remote site.

10.2 Correction Costs. Boeing will perform the Correction at no charge to Customer. Subject to the conditions of Article 10.1, Boeing will reimburse Customer for the costs of fuel, oil and landing fees incurred in ferrying the aircraft to Boeing and back to Customer’s facilities. Customer will minimize using all reasonable endeavors the length of both flights.

10.3 Separate Agreement. Boeing and Customer will enter into a separate agreement covering return of the aircraft and performance of the Correction. Authorization by Customer for Boeing to perform additional work that is not part of the Correction must be received within 24 hours of Boeing’s request. If such authorization is not received within 24 hours, Customer will be invoiced for work performed by Boeing that is not part of the Correction (unless Customer has instructed Boeing within such 24 hour period not to carry out such additional work).

11.	Insurance.

The provisions of Article 8.2 “Insurance”, of the AGTA, will apply to any work performed by Boeing in accordance with Customer’s specific technical instructions, to the extent any legal liability of Boeing is based upon the content of such instructions.

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12.	Disclaimer and Release; Exclusion of Liabilities.

12.1 DISCLAIMER AND RELEASE. THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF BOEING AND THE REMEDIES OF CUSTOMER IN THIS EXHIBIT C ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF BOEING AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF CUSTOMER AGAINST BOEING, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY AIRCRAFT, BOEING PRODUCT, MATERIALS, TRAINING, SERVICES OR OTHER THING PROVIDED UNDER THIS AGTA AND THE APPLICABLE PURCHASE AGREEMENT, INCLUDING, BUT NOT LIMITED TO:

(A)	ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

(B)	ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

(C)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF BOEING; AND

(D)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT.

12.2 EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES. BOEING WILL HAVE NO OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF BOEING, OR OTHERWISE, FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY AIRCRAFT, BOEING PRODUCT, MATERIALS, TRAINING, SERVICES OR OTHER THING PROVIDED UNDER THIS AGTA AND THE APPLICABLE PURCHASE AGREEMENT.

12.3 Definitions. For the purpose of this Article, “BOEING” or “Boeing” is defined as The Boeing Company, its divisions, subsidiaries, affiliates, the assignees of each, and their respective directors, officers, employees and agents.

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PRODUCT ASSURANCE DOCUMENT

PART 3: BOEING SERVICE LIFE POLICY

1.	Definitions.

SLP Component — any of the primary structural elements (excluding industry standard parts) of the landing gear, wing, fuselage, vertical or horizontal stabilizer listed in the applicable purchase agreement for a specific model of aircraft that is installed in the aircraft at time of delivery or is purchased from Boeing by Customer as a spare part. The detailed SLP Component listing will be in Supplemental Exhibit SLP1 to each Purchase Agreement.

2.	Service Life Policy.

2.1 SLP Commitment. If a failure or defect is discovered in a SLP Component within the time periods specified in Article 2.2 below, Boeing will as soon as reasonable practical, at a price calculated pursuant to Article 3 below, Correct the SLP Component. If any such defect is discovered during an applicable warranty period, then the customer shall be entitled to process a warranty claim under Part 2 of Exhibit C in lieu of any claim under this Service Life Policy.

2.2 SLP Policy Periods.

2.2.1 The policy period for SLP Components initially installed on an aircraft is 12 years after the date of delivery of the aircraft.

2.2.2 The policy period for SLP Components purchased from Boeing by Customer as spare parts is 12 years from delivery of such SLP Component or 12 years from the date of delivery of the last aircraft produced by Boeing of a specific model, whichever first expires.

3.	Price.

The price that Customer will pay for the Correction of a defective or failed SLP Component will be calculated pursuant to the following formula:

P =	CT
144

where:

P =	price to Customer

C =	SLP Component catalog price at time of Correction

T =	total age in months of the defective or failed SLP Component from the date of delivery to Customer to the date of discovery of such condition.

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4.	Conditions.

Boeing’s obligations under this Policy are conditioned upon the following:

4.1 Customer must notify Boeing in writing three months after the date of discovery of the defect or failure.

4.2 Customer must provide reasonable evidence that the claimed defect or failure is covered by this Policy and if requested by Boeing on reasonable grounds, that such defect or failure was not the result of (I) a defect or failure in a component not covered by this Policy, (ii) an extrinsic force, (iii) an act or omission of Customer, or (iv) operation or maintenance contrary to applicable governmental regulations or Boeing’s instructions.

4.3 If return of a defective or failed SLP Component is practicable and requested by Boeing, Customer will return such SLP Component to Boeing at Boeing’s expense.

4.4 Customer’s rights and remedies under this Policy are limited to the receipt of a Correction at prices calculated pursuant to Article 3 above.

5.	Disclaimer and Release; Exclusion of Liabilities.

This Part 3 and the rights and remedies of Customer and the obligations of Boeing are subject to the DISCLAIMER AND RELEASE and EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES provisions of Article 12 of Part 2 of this Exhibit C.

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PRODUCT ASSURANCE DOCUMENT

PART 4: SUPPLIER WARRANTY COMMITMENT

1.	Supplier Warranties and Supplier Patent Indemnities.

Boeing will use diligent efforts to obtain warranties and indemnities against patent infringement enforceable by Customer from Suppliers of Supplier Products (except for engines) installed on the aircraft at the time of delivery that were selected and purchased by Boeing, but not manufactured to Boeing’s detailed design. Boeing will furnish copies of the warranties and patent indemnities to Customer in Boeing Document D6-56115, Product Support and Product Assurance Supplier Defined Equipment Information, prior to the scheduled delivery month of the first aircraft under the initial purchase agreement to the AGTA.

2.	Boeing Assistance in Administration of Supplier Warranties.

Customer will be responsible for submitting warranty claims directly to Suppliers; however, if Customer experiences problems enforcing any Supplier warranty obtained by Boeing for Customer, Boeing will conduct an investigation of the problem and assist Customer in the resolution of those claims.

3.	Boeing Support in Event of Supplier Default.

3.1 If the Supplier defaults in the performance of a material obligation under its warranty, and Customer provides evidence to Boeing that a default has occurred, then Boeing will furnish the equivalent warranty terms as provided by the defaulting Supplier.

3.2 At Boeing’s request, Customer will assign to Boeing, and Boeing will be subrogated to, its rights against the Supplier provided by the Supplier warranty.

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PRODUCT ASSURANCE DOCUMENT

PART 5: BOEING INTERFACE COMMITMENT

1.	Interface Problems.

An Interface Problem is defined as a technical problem in the operation of an aircraft or its systems experienced by Customer, the cause of which is not readily identifiable by Customer but which Customer believes to be attributable to the design characteristics of the aircraft or its systems. In the event Customer experiences an Interface Problem, Boeing will, without additional charge to Customer, promptly conduct an investigation and analysis to determine the cause or causes of the Interface Problem. Boeing will promptly advise Customer at the conclusion of its investigation of Boeing’s opinion as to the causes of the Interface Problem and Boeing’s recommendation as to corrective action.

2.	Boeing Responsibility.

If Boeing determines that the Interface Problem is primarily attributable to the design of any Boeing Product, Boeing will Correct the design to the extent of any then-existing obligations of Boeing under the provisions of the applicable Boeing Warranty or Boeing Service Life Policy.

3.	Supplier Responsibility.

If Boeing determines that the Interface Problem is primarily attributable to the design of a Supplier Product, Boeing will assist Customer in processing a warranty claim against the Supplier.

4.	Joint Responsibility.

If Boeing determines that the Interface Problem is partially attributable to the design of a Boeing Product and partially to the design of a Supplier Product, Boeing will seek a solution to the Interface Problem through the cooperative efforts of Boeing and the Supplier and will promptly advise Customer of the resulting corrective actions and recommendations.

5.	General.

Customer will, if requested by Boeing, assign to Boeing any of its rights against any supplier as Boeing may require to fulfill its obligations hereunder.

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6.	Disclaimer and Release; Exclusion of Liabilities.

This Part 5 and the rights and remedies of Customer and the obligations of Boeing herein are subject to the DISCLAIMER AND RELEASE and EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES provisions of Article 12 of Part 2 of this Exhibit C.

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PRODUCT ASSURANCE DOCUMENT

PART 6: BOEING INDEMNITIES AGAINST PATENT

AND COPYRIGHT INFRINGEMENT

1.	Indemnity Against Patent Infringement.

Boeing will defend and indemnify Customer with respect to all claims, suits and liabilities arising out of any actual or alleged patent infringement through Customer’s use, lease or resale of any aircraft or any Boeing Product installed on an aircraft at delivery.

2.	Indemnity Against Copyright Infringement.

Boeing will defend and indemnify Customer with respect to all claims, suits and liabilities arising out of any actual or alleged copyright infringement through Customer’s use, lease or resale of any Boeing created Aircraft Software installed on an aircraft at delivery.

3.	Exceptions, Limitations and Conditions.

3.1 Boeing’s obligation to indemnify Customer for patent infringement will extend only to infringements in countries which, at the time of the infringement, were party to and fully bound by either (a) Article 27 of the Chicago Convention on International Civil Aviation of December 7, 1944, or (b) the International Convention for the Protection of Industrial Property (Paris Convention).

3.2 Boeing’s obligation to indemnify Customer for copyright infringement is limited to infringements in countries which, at the time of the infringement, are members of The Berne Union and recognize computer software as a “work” under The Berne Convention.

3.3 The indemnities provided under this Part 6 will not apply to any (i) BFE, (ii) engines, (iii) Supplier Product (iv) Boeing Product used other than for its intended purpose, or (v) Aircraft Software not created by Boeing.

3.4 Customer must deliver written notice to Boeing (i) within 10 days after Customer first receives notice of any suit or other formal action against Customer and (ii) within 20 days after Customer first receives any other allegation or written claim of infringement covered by this Part 6.

3.5 At any time, Boeing will have the right at its option and expense to: (i) negotiate with any party claiming infringement, (ii) assume or control the defense of any infringement allegation, claim, suit or formal action, (iii) intervene in any infringement suit or formal action , and/or (iv) attempt to resolve any claim of infringement by replacing an allegedly infringing Boeing Product or Aircraft Software with a noninfringing equivalent.

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3.6 Customer will promptly furnish to Boeing all information, records and assistance within Customer’s possession or control which Boeing considers relevant or material to any alleged infringement covered by this Part 6.

3.7 Except as required by a final judgment entered against Customer by a court of competent jurisdiction from which no appeals can be or have been filed, Customer will obtain Boeing’s written approval (which shall not be unreasonably withheld if payment is accompanied by a denial of liability and a full reservation of Customer’s and Boeing’s rights) prior to paying, committing to pay, assuming any obligation or making any material concession relative to any infringement covered by these indemnities.

3.8 BOEING WILL HAVE NO OBLIGATION OR LIABILITY UNDER THIS PART 6 FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE OBLIGATIONS OF BOEING AND REMEDIES OF CUSTOMER IN THIS PART 6 ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER INDEMNITIES, OBLIGATIONS AND LIABILITIES OF BOEING AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF CUSTOMER AGAINST BOEING, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACTUAL OR ALLEGED PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT OR THE LIKE BY ANY AIRCRAFT, BOEING PRODUCT, AIRCRAFT SOFTWARE, MATERIALS, TRAINING, SERVICES OR OTHER THING PROVIDED UNDER THIS AGTA AND THE APPLICABLE PURCHASE AGREEMENT.

3.9 For the purposes of this Part 6, “BOEING or Boeing” is defined as The Boeing Company, its divisions, subsidiaries, affiliates, the assignees of each and their respective directors, officers, employees and agents.

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EXHIBIT D

to

AIRCRAFT GENERAL TERMS AGREEMENT

AGTA-LAN

between

THE BOEING COMPANY

and

LANCHILE S.A.

ESCALATION ADJUSTMENT

AIRFRAME AND OPTIONAL FEATURES

(For Model 737-600, 737-700 and 737-800, Airframe

Price Includes the Engine Price)

AGTA-LAN	D
i

EXHIBIT D

ESCALATION ADJUSTMENT

1.	[***]

“[***]” This information is subject to confidential treatment and has been omitted and filed separately with the commission.

AGTA-LAN	D
1

EXHIBIT D-1

to

AIRCRAFT GENERAL TERMS AGREEMENT

AGTA-LAN

between

THE BOEING COMPANY

and

LANCHILE S.A.

ESCALATION ADJUSTMENT

AIRFRAME AND OPTIONAL FEATURES

(For Model 717-200, 737-600, 737-700, 737-800 and 737-900, the Airframe

Price Includes the Engine Price at its basic thrust level.)

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i

EXHIBIT D-1

ESCALATION ADJUSTMENT

1.	Formula.

Airframe and Optional Features price adjustments (Airframe Price Adjustment); are used to allow prices to be stated in current year dollars at the signing of the applicable purchase agreement and to adjust the amount to be paid by Customer at delivery for the effects of economic fluctuation. The Airframe Price Adjustment will be determined at the time of aircraft delivery in accordance with the following formula:

[***]

“[***]” This information is subject to confidential treatment and has been omitted and filed separately with the commission.

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2